Exhibit 99.1

Tapestry, Inc. Delivers Record EPS in Fiscal Year 2023

  Drove Significant Operating Margin Expansion in the Fourth Quarter Fueled by a Gross Margin Increase of 350 Basis Points Versus Last Year
  Increased Fourth Quarter Diluted EPS by over 20% Versus Last Year to $0.95
  Achieved Record Diluted EPS of $3.88 in Fiscal 2023, Growing at a Double-Digit Rate Versus Last Year
  Returned Approximately $1 Billion to Shareholders in Fiscal 2023 Supported by Strong Free Cash Flow
  Board of Directors Raised Dividend by 17% to an Expected Annual Rate of $1.40 per Share

Link to Download Tapestry’s Q4 and Fiscal Year 2023 Earnings Presentation, Including Brand Highlights

NEW YORK--(BUSINESS WIRE)--August 17, 2023--Tapestry, Inc. (NYSE: TPR), a house of iconic accessories and lifestyle brands consisting of Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal fourth quarter and year ended July 1, 2023.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “We achieved record EPS this fiscal year, reinforcing the power of brand building, consumer-centric strategies, and disciplined execution. We drove revenue gains at constant currency, significant gross margin expansion, and double-digit EPS growth despite a rapidly shifting backdrop. Importantly, we meaningfully advanced our strategic priorities, engaging with consumers around the world through product excellence, unique storytelling, and distinctive omni-channel experiences. At the same time, we continued to invest in our brands and our data-rich customer engagement platform, which underpin our growth agenda.”

“Building on our strong foundation, we are focused on the future. We remain steadfast in our commitment to deliver revenue and profit gains across our current portfolio where our runway is significant. Further, last week, we announced that we entered into a definitive agreement to acquire Capri Holdings Limited, establishing a new powerful global house of luxury and fashion brands that expands our portfolio reach across consumer segments, geographies, and product categories. Importantly, the acquisition is expected to be immediately accretive to adjusted earnings and support enhanced cash flow and financial returns. By bringing together six iconic brands with a heritage in design and craftsmanship, and leveraging our modern consumer engagement platform, we will drive greater innovation, consumer connectivity, and cultural relevance, creating superior value for our consumers, employees, communities, and shareholders around the world.”

Tapestry, Inc. Financial & Strategic Highlights

Throughout the fiscal year, the Company advanced its strategic priorities to:

Build Lasting Customer Relationships

  Drove customer engagement across brands, acquiring approximately 6.5 million new customers in North America alone, of which roughly half were Gen Z and Millennials.

Power Global Growth

  Achieved International revenue growth of 13% at constant currency in FY23, with increases across all key markets: +36% in Other Asia, +15% in Japan, +7% in Europe and +5% in Greater China, despite first half Covid-related pressures; in the fourth quarter, drove International sales growth of 22% at constant currency, including +50% in Greater China, Japan +12% and Other Asia +7%, while Europe declined 13% compared to last year;
  Realized a 2% revenue decline in North America in the fiscal year and an 8% decline in the fourth quarter amid the softer consumer demand environment; importantly, there has been a sequential improvement in revenue trends quarter-to-date in the first quarter of FY24, with sales in-line with prior year;
  Delivered double-digit earnings per diluted share growth in both the fiscal year and fourth quarter and generated significant free cash flow.

Deliver Compelling Omni-Channel Experiences

  Increased Direct-to-Consumer revenue by 3% at constant currency for the fiscal year, led by a mid-single-digit increase in stores; in the fourth quarter, realized a 2% increase in Direct-to-Consumer sales at constant currency, including a low-single-digit gain in stores;
  Maintained strong positioning in Digital, which represented nearly 30% of revenue in the fourth quarter and fiscal year, or approximately three times above pre-pandemic levels.

Fuel Fashion Innovation and Product Excellence

  Drove handbag AUR gains in both the fourth quarter and fiscal year, including growth in North America, supported by pricing actions, promotional discipline and the integration of the Company’s data and analytics capabilities into the purchase journey;
  Expanded gross margin by 120 basis points in the fiscal year and 350 basis points in the fourth quarter, benefiting from lower freight expense and operational outperformance;
  Maintained tight inventory control, ending the year with inventory levels 8% below the prior year, favorable to the prior outlook helped by the Company’s continued focus on inventory turn.

Overview of Fiscal 2023 Fourth Quarter Financial Results

  Net sales totaled $1.62 billion, in-line with the prior year. Excluding a 180 basis point headwind from currency due to the appreciation of the U.S. Dollar, revenue increased 1% versus last year.
  Gross profit totaled $1.17 billion, while gross margin was 72.4%, which reflected a benefit of 200 basis points from lower freight expense, as well as operational improvements, partially offset by an FX headwind of 80 basis points. This compared to prior year gross profit of $1.12 billion, representing a gross margin of 68.9%.
  SG&A expenses totaled $899 million and represented 55.5% of sales. This compared to reported SG&A expenses in the prior year period of $871 million, which represented 53.6% of sales. On a non-GAAP basis, SG&A expenses were $860 million, or 52.9% of sales in the prior year period.
  Operating income was $274 million, while operating margin was 16.9%. The Company’s operating margin was negatively impacted by an FX headwind of approximately 100 basis points. This compared to reported operating income of $249 million and operating margin of 15.3% in the prior year. On a non-GAAP basis, prior year operating income was $260 million, while operating margin was 16.0%.
  Net interest expense was $6 million compared to $12 million in the year-ago period.
  Other expense was $1 million, primarily due to an FX loss associated with the movement of the U.S. Dollar within the quarter. This compared to other expense of $8 million in the prior year period.
  Net income was $224 million, with earnings per diluted share of $0.95. This compared to reported net income of $189 million and earnings per diluted share of $0.75 in the prior year period. On a non-GAAP basis, net income was $197 million with earnings per diluted share of $0.78 in the prior year period. The tax rate for the quarter was 16.0%, as compared to the prior year period tax rate of 17.3% and 17.7% on a reported and non-GAAP basis, respectively.

Overview of Fiscal 2023 Full Year Financial Results

  Net sales totaled $6.66 billion as compared to $6.68 billion in the prior year. Excluding a 330 basis point headwind from currency due to the appreciation of the U.S. Dollar, revenue increased 3% versus last year.
  Gross profit totaled $4.71 billion, while gross margin was 70.8%, which reflected a benefit of 140 basis points from lower freight expense, as well as operational improvements, partially offset by an FX headwind of 90 basis points. This compared to prior year gross profit of $4.65 billion, representing a gross margin of 69.6%.
  SG&A expenses totaled $3.54 billion and represented 53.1% of sales. This compared to reported SG&A expenses in the prior year of $3.47 billion, which represented 52.0% of sales. On a non-GAAP basis, SG&A expenses were $3.43 billion, or 51.3% of sales in the prior year.
  Operating income was $1.17 billion, while operating margin was 17.6%. The Company’s operating margin was negatively impacted by an FX headwind of approximately 120 basis points. This compared to reported operating income of $1.18 billion and operating margin of 17.6% in the prior year. On a non-GAAP basis, prior year operating income was $1.22 billion, while operating margin was 18.2%.
  Extinguishment of debt in fiscal 2022 was a loss of $54 million on a reported basis, which related to the premiums, amortization, and fees associated with the $500 million cash tender completed. There were no charges associated with debt extinguishment in the current fiscal year.
  Net interest expense was $28 million compared to $59 million in the year-ago period.
  Other expense was $2 million, primarily due to an FX loss associated with the movement of the U.S. Dollar. This compared to other expense of $16 million in the prior year.
  Net income was $936 million, with earnings per diluted share of $3.88. This compared to reported net income of $856 million and earnings per diluted share of $3.17 in the prior year. On a non-GAAP basis, net income was $936 million with earnings per diluted share of $3.47 in the prior year. The tax rate for the year was 18.1%, as compared to the prior year tax rate of 18.2% and 18.1% on a reported and non-GAAP basis, respectively.

Balance Sheet and Cash Flow Highlights

  Cash, cash equivalents and short-term investments totaled $742 million and total borrowings outstanding were $1.66 billion.
  Inventory of $920 million at year-end was favorable to expectations and approximately 8% below the prior year’s ending inventory of $994 million, reflecting strong inventory control.
  Cash flow from operating activities for the fiscal year was an inflow of $975 million compared to an inflow of $853 million in the prior year. Free cash flow for year was an inflow of $791 million compared to $759 million in the prior year. This included CapEx and implementation costs related to Cloud Computing of $261 million versus $162 million a year ago.

Shareholder Return Programs

In Fiscal 2023, as anticipated, Tapestry returned approximately $1 billion to shareholders, through a combination of share repurchases and dividends:

  Share Repurchases: Tapestry repurchased $700 million in common stock or approximately 17.8 million shares at an average cost of $39.30 per share. This included the purchase of $200 million in common stock in the fourth quarter or approximately 4.7 million shares at an average cost of $42.48 per share.
  Dividend Payments: The Board of Directors approved the return of $283 million to shareholders in the fiscal year for an annual dividend rate of $1.20 per share, representing an increase versus prior year and a dividend payout ratio of 30%.

In Fiscal 2024, as previously announced, the Board of Directors approved a quarterly cash dividend of $0.35 per common share, representing an increase of 17% versus prior year and an anticipated annual dividend rate of $1.40 per share.

Financial Outlook

The following details of the Company’s fiscal year 2024 outlook are provided on a non-GAAP basis:

  Revenue approaching $6.9 billion, which represents an increase of approximately 3% to 4% versus prior year on both a reported and constant currency basis;
  Net interest expense of approximately $20 million;
  Tax rate of approximately 20%;
  Weighted average diluted share count of approximately 235 million shares. As previously announced, the Company has suspended its share repurchase program ahead of the planned acquisition of Capri Holdings Limited and until it meets its leverage target of under 2.5x on a gross Debt/EBITDA basis, which is expected within 24 months of the proposed transaction’s close;
  Earnings per diluted share of $4.10 to $4.15, representing approximately 6% to 7% growth compared to the prior year. This includes the impact of suspending share repurchase activity as noted, which represents a negative impact of $0.10 versus prior expectations.

Please note this outlook assumes the following:

  No revenue or earnings contribution related to the proposed acquisition of Capri Holdings Limited, which is expected to close in calendar 2024;
  No further appreciation of the U.S. Dollar; information provided based on spot rates at the time of forecast;
  Continued gradual recovery in Greater China;
  No material worsening of inflationary pressures or consumer confidence; and
  No benefit from the potential reinstatement of the Generalized System of Preferences (GSP).

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Financial Outlook - Non-GAAP Adjustments:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of acquisition, financing, purchase accounting and integration-related charges and Company costs associated with the acquisition of Capri Holdings Limited have not yet occurred and cannot be reasonably estimated at this time. Accordingly, a reconciliation of the Company’s non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, August 17, 2023. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 7066557. A telephone replay will be available starting at 12:00 p.m. (ET) today for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report Fiscal 2024 first quarter results on Thursday, November 9, 2023.

To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Financial Outlook,” statements regarding long term performance, statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates and share repurchase plans, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," “expectation,” “potential,” "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “commit,” "anticipate," “goal,” “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “confident,” “future,” “uncertain,” “on track,” “achieve,” “strategic,” “growth,” “view,” “we can stretch what’s possible,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of economic conditions, the impact of the Covid-19 pandemic, the ability to anticipate consumer preferences and retain the value of our brands, including our ability to execute on our e-commerce and digital strategies, the ability to successfully implement the initiatives under our 2025 growth strategy, our ability to control costs, the effects of existing and new competition in the marketplace, risks associated with operating in international markets and our global sourcing activities, the risk of cybersecurity threats and privacy or data security breaches, the impact of tax and other legislation our ability to achieve intended benefits, cost savings and synergies from acquisitions including our proposed acquisition of Capri Holdings Limited (“Capri”), risks related to the availability of funding for our bridge loan facility associated with our proposed acquisition of Capri, the impact of pending and potential future legal proceedings, and the risks associated with climate change and other corporate responsibility issues, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1: Consolidated Statement of Operations

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters and Years Ended July 1, 2023 and July 2, 2022
(in millions, except per share data)

	(unaudited)		(unaudited)	(audited)
	QUARTER ENDED		YEAR ENDED
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net sales	$1,619.5	$1,624.9	$6,660.9	$6,684.5
Cost of sales	446.8	505.7	1,946.0	2,034.1
Gross Profit	1,172.7	1,119.2	4,714.9	4,650.4
Selling, general and administrative expenses	899.1	870.7	3,542.5	3,474.6
Operating income	273.6	248.5	1,172.4	1,175.8
Loss on extinguishment of debt	—	—	—	53.7
Interest expense, net	6.2	11.9	27.6	58.7
Other expense (income)	0.6	8.1	1.7	16.4
Income before provision for income taxes	266.8	228.5	1,143.1	1,047.0
Provision for income taxes	42.7	39.7	207.1	190.7
Net income	$224.1	$188.8	$936.0	$856.3
Net income per share:
Basic	$0.97	$0.76	$3.96	$3.24
Diluted	$0.95	$0.75	$3.88	$3.17
Shares used in computing net income (loss) per share:
Basic	230.2	247.6	236.4	264.3
Diluted	235.4	252.3	241.3	270.1

Schedule 2: Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarters and Years Ended July 1, 2023 and July 2, 2022
(in millions)
(unaudited)

	QUARTER ENDED
	July 1, 2023	July 2, 2022	% Change vs. FY22	Constant Currency % Change vs. FY22

Coach	$1,247.4	$1,209.0	3%	5%
Kate Spade	309.5	344.1	(10)%	(9)%
Stuart Weitzman	62.6	71.8	(13)%	(11)%
Total Tapestry	$1,619.5	$1,624.9	— %	1%

	YEAR ENDED
	July 1, 2023	July 2, 2022	% Change vs. FY22	Constant Currency % Change vs. FY22

Coach	$4,960.4	$4,921.3	1%	4%
Kate Spade	1,418.9	1,445.5	(2)%	— %
Stuart Weitzman	281.6	317.7	(11)%	(9)%
Total Tapestry	$6,660.9	$6,684.5	— %	3%

Schedule 3: Condensed Consolidated Segment Data and Items Affecting Comparability

TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA
(in millions, except per share data)
(unaudited)

	Quarter Ended	Year Ended
	GAAP Basis(1) (As Reported)	GAAP Basis(1) (As Reported)
	July 1, 2023	July 1, 2023

Gross profit
Coach	936.4	3,647.1
Kate Spade	199.1	900.1
Stuart Weitzman	37.2	167.7
Gross profit	$1,172.7	$4,714.9

SG&A expenses
Coach	541.1	2,117.2
Kate Spade	184.3	785.1
Stuart Weitzman	40.3	174.4
Corporate	133.4	465.8
SG&A expenses	$899.1	$3,542.5

Operating income (loss)
Coach	395.3	1,529.9
Kate Spade	14.8	115.0
Stuart Weitzman	(3.1)	(6.7)
Corporate	(133.4)	(465.8)
Operating income (loss)	$273.6	$1,172.4

Provision for income taxes	42.7	207.1
Net income (loss)	$224.1	$936.0
Net income (loss) per diluted common share	$0.95	$3.88

(1) There were no items affecting comparability in the quarter and fiscal year ended on July 1, 2023
TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA, AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended July 2, 2022			For the Year Ended July 2, 2022
	Items Affecting Comparability			Items Affecting Comparability
	GAAP Basis (As Reported)	Acceleration Program	Non-GAAP Basis (Excluding Items)	GAAP Basis (As Reported)	Debt Extinguishment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Gross Profit
Coach	864.6	-	864.6	3,553.8	-	-	3,553.8
Kate Spade	215.4	-	215.4	912.0	-	-	912.0
Stuart Weitzman	39.2	-	39.2	184.6	-	-	184.6
Gross profit	1,119.2	-	1,119.2	4,650.4	-	-	4,650.4

SG&A expenses
Coach	515.2	2.7	512.5	2,079.9	-	6.7	2,073.2
Kate Spade	189.2	1.7	187.5	754.6	-	5.9	748.7
Stuart Weitzman	42.9	0.4	42.5	182.8	-	3.6	179.2
Corporate	123.4	6.3	117.1	457.3	-	26.6	430.7
SG&A expenses	870.7	11.1	859.6	3,474.6	-	42.8	3,431.8

Operating income (loss)
Coach	349.4	(2.7)	352.1	1,473.9	-	(6.7)	1,480.6
Kate Spade	26.2	(1.7)	27.9	157.4	-	(5.9)	163.3
Stuart Weitzman	(3.7)	(0.4)	(3.3)	1.8	-	(3.6)	5.4
Corporate	(123.4)	(6.3)	(117.1)	(457.3)	-	(26.6)	(430.7)
Operating income (loss)	248.5	(11.1)	259.6	1,175.8	-	(42.8)	1,218.6

Loss on extinguishment of debt	—	—	—	$53.7	$53.7	$—	—

Provision for income taxes	39.7	(2.7)	42.4	190.7	(12.9)	(3.4)	207.0
Net income (loss)	$188.8	$(8.4)	$197.2	$856.3	$(40.8)	$(39.4)	$936.5
Net income (loss) per diluted common share	$0.75	$(0.03)	$0.78	$3.17	$(0.15)	$(0.15)	$3.47

Management utilizes non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

Net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized historically due to the uncertain business environment resulting from the impact of the Covid-19 pandemic.

The segment gross profit and segment SG&A expenses presented in the Condensed Consolidated Segment Data, and GAAP to non-GAAP Reconciliation Table above, as well as SG&A expense ratio, and operating margin, are considered non-GAAP measures. These measures have been presented both including and excluding Acceleration Program costs for the quarter and fiscal year ended on July 2, 2022 and Debt Extinguishment costs for the fiscal year ended on July 2, 2022. In addition, segment Operating Income (loss), Loss on extinguishment of debt, Provision for income taxes, Net income (loss), and Net Income (loss) per diluted common share, have been presented both including and excluding Acceleration Program costs for the quarter and fiscal year ended on July 2, 2022 and Debt Extinguishment costs for the fiscal year ended on July 2, 2022.

There were no items affecting comparability in the quarter and fiscal year ended on July 1, 2023.

The Company also presents free cash flow, which is a non-GAAP measure. Free cash flow is calculated by taking the “Net cash flows provided by (used in) operating activities” less “Purchases of property and equipment” from the Condensed Consolidated Statement of Cash Flows. The Company believes that free cash flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses and investment in our business. The Company believes that free cash flow is useful to investors because it measures the Company’s ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders.

Schedule 4: Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At July 1, 2023 and July 2, 2022
(in millions)

	(unaudited)	(audited)
	July 1, 2023	July 2, 2022
ASSETS
Cash, cash equivalents and short-term investments	$741.5	$953.2
Receivables	211.5	252.3
Inventories	919.5	994.2
Other current assets	491.0	374.1
Total current assets	2,363.5	2,573.8
Property and equipment, net	564.5	544.4
Lease right-of-use assets	1,378.7	1,281.6
Other noncurrent assets	2,810.1	2,865.5
Total assets	7,116.8	7,265.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	416.9	520.7
Accrued liabilities	547.1	628.2
Short-term lease liabilities	297.5	288.7
Current debt	25.0	31.2
Total current liabilities	1,286.5	1,468.8
Long-term debt	1,635.8	1,659.2
Long-term lease liabilities	1,333.7	1,282.3
Other liabilities	583.0	569.5
Stockholders' equity	2,277.8	2,285.5
Total liabilities and stockholders' equity	7,116.8	7,265.3

Schedule 5: Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the fiscal years ended July 1, 2023 and July 2, 2022
(in millions)

	(unaudited)	(audited)
	July 1, 2023	July 2, 2022
Cash Flows from Operating Activities
Net income (loss)	$936.0	$856.3
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	182.2	195.3
Other non-cash items	73.8	168.4
Changes in operating assets and liabilities	(216.8)	(366.8)
Net cash provided by (used in) operating activities	975.2	853.2

Cash Flows from Investing Activities
Purchases of property and equipment	(184.2)	(93.9)
Purchases of investments	(6.7)	(540.4)
Other items	196.6	380.7
Net cash provided by (used in) investing activities	5.7	(253.6)

Cash Flows from Financing Activities
Dividend payments	(283.3)	(264.4)
Repurchase of common stock	(703.5)	(1,600.0)
Proceeds from issuance of debt, net of discount	—	998.5
Payment of debt extinguishment costs	—	(50.7)
Repayment of debt	(31.2)	(900.0)
Other items	(17.9)	38.5
Net cash provided by (used in) financing activities	(1,035.9)	(1,778.1)
Effect of exchange rate on cash and cash equivalents	(8.7)	(39.4)

Net (decrease) increase in cash and cash equivalents	(63.7)	(1,217.9)
Cash and cash equivalents at beginning of year	$789.8	$2,007.7
Cash and cash equivalents at end of year	$726.1	$789.8

Schedule 6: Store Count by Brand

TAPESTRY, INC.
STORE COUNT
At April 1, 2023 and July 1, 2023
(unaudited)

	As of			As of
Directly-Operated Store Count:	April 1, 2023	Openings	(Closures)	July 1, 2023
Coach
North America	330	2	(2)	330
International	604	14	(9)	609

Kate Spade
North America	206	—	(1)	205
International	193	3	(4)	192

Stuart Weitzman
North America	36	—	—	36
International	59	—	(2)	57
TAPESTRY, INC.
STORE COUNT
At July 2, 2022 and July 1, 2023
(unaudited)

	As of			As of
Directly-Operated Store Count:	July 2, 2022	Openings	(Closures)	July 1, 2023

Coach
North America	343	4	(17)	330
International	602	38	(31)	609

Kate Spade
North America	207	2	(4)	205
International	191	15	(14)	192

Stuart Weitzman
North America	39	—	(3)	36
International	61	4	(8)	57

Contacts

Tapestry, Inc.
Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Kelsey Mueller
212/946-8183
Director of Investor Relations
kmueller@tapestry.com